                              SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT is made and entered into as of December 20, 1993, by and between Robert L. Mueller (hereinafter referred to as "Mueller") and Proler International Corp.
(hereinafter referred to as the "Company").

                                 WITNESSETH:
                                 -----------

      WHEREAS, Mueller is currently employed as the President and Chief Operating Officer of the Company, and also serves as a Director of the Company and as an officer or director of certain subsidiaries and affiliates of the Company;

      WHEREAS, Mueller desires to resign from his employment as the President and Chief Operating Officer of the Company, as well as from his position as a Director of the Company and any and all offices and directorships of subsidiaries and affiliates of the Company;

      WHEREAS, the Company desires to accept the aforesaid resignations of Mueller; and

      WHEREAS, Mueller and the Company mutually desire to avoid and resolve any and all actual and potential differences between them, including, without limitation, differences arising out of Mueller's employment with the Company and Mueller's receipt of compensation and benefits from the Company;

      NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is mutually agreed as follows:

      FIRST: Mueller hereby tenders, and the Company hereby accepts, Mueller's immediate resignation from (i) his employment as the President and Chief Operating Officer of the Company, (ii) his position as a Director of the Company and (iii) all offices and directorships of subsidiaries and affiliates of the Company.

      SECOND: In any and all press releases and other public communications made by either party, the sole stated reason for the Mueller's resignation shall be that Mueller has retired to pursue personal interests; provided, however, that neither the making of such statements nor Mueller's resignation itself are to be construed as meaning or suggesting that Mueller has retired or is retiring by or for reason of his age. Rather, Mueller and the

Company expressly agree that Mueller's resignation is for personal reasons and is not due to his age and should not be considered a retirement by or for reason of Mueller's age.

      THIRD: For purposes of the "Salary Continuation Agreement" between Mueller and the Company (hereinafter called the "SCA"), evidenced by a letter agreement dated December 1, 1987, the Company shall treat Mueller's resignation as a termination without cause, and will provide Mueller with the benefits specified in Section 1 of the SCA through June 30, 1994. These benefits shall include Mueller's continuing participation in the Company's Medical Reimbursement Plan, as well as the use of his company car, until June 30, 1994. The Company shall bear the cost of maintenance and Mueller shall bear the fuel costs with respect to such car.

      FOURTH: The "Proler International Corp. Deferred Compensation Agreement for Robert L. Mueller" shall be amended to, among other things, (i) provide Mueller with $1,125,000.00 in aggregate amount of deferred compensation payable in 120 monthly installments of $9,375.00 each beginning on January 1, 1995; and (ii) make
Mueller's non-competition obligation applicable to the business of subsidiaries and affiliates of the Company. Eight business days after execution of this Agreement by Mueller, the Company and Mueller shall execute the Amendment to the Deferred Compensation Agreement attached hereto as Exhibit A (such agreement, as amended, hereinafter called the "DCA").

      FIFTH: Eight business days after the execution of this Agreement by Mueller, the stock option agreement under which the Company granted to Mueller effective June 15, 1993, an option to purchase 8,000 shares of the Company's Common Stock at a price of $8.00 per share, shall be amended so that the option may be exercised at any time after January 1, 1994 and before June 30, 1994 and shall expire on midnight of June 30, 1994.

      SIXTH: All options granted to Mueller under the Company's 1988 Stock Option Plan, other than the option referred to in Article Fifth above and the options to purchase 9,000 shares at $14 per share granted on December 7, 1990, are hereby terminated; and Mueller shall surrender to the Company all stock option agreements evidencing such terminated options.

      SEVENTH: The Company shall pay Mueller an aggregate amount of $84,000 as a severance payment, such amount to be paid in six monthly installments of $14,000 each beginning January 31, 1994.

      EIGHTH: Mueller shall provide consulting services to the Company, as an independent contractor and not as an employee, for the period from January 1, 1994 through December 31, 1994. Mueller shall consult and cooperate with and advise the officers of the Company or the Board of Directors of the Company as and when requested by any of them upon reasonable notice, to the best of Mueller's ability, with respect to such matters involving the business and affairs of the Company as they may request or present to Mueller. Such services shall include but not be limited to consultation on matters for which Mueller was responsible during his employment by the Company. Mueller shall not be required to provide more than 240 hours of consulting services in the aggregate or more than 40 hours in any calendar month. The Company shall reimburse Mueller for reasonable travel expenses incurred by Mueller if he travels at the Company's request while providing consulting services. It is understood that Mueller's availability to render consulting services at the times and places requested by the Company is subject to his absences on account of illness, reasonable vacations and other consulting obligations or business commitments that Mueller may have. The Company agrees to cooperate with Mueller in scheduling consulting services requested by it to reasonably accommodate such competing interests, and Mueller agrees to use his best efforts to comply with, and to give priority to, the Company's request for services.

      NINTH: Mueller shall not, during the consulting period provided for in Article Eighth hereof and until December 31, 1994, directly or indirectly, participate in the ownership, operation, or control of or be connected as an officer, employee, partner, director or otherwise with or act as a consultant or adviser to any person, firm or other entity that is engaged in competition with the Company in any of the businesses being conducted by the Company on the date of this Agreement in any geographic area where the Company currently conducts such businesses. For purposes of this Article Ninth, the term "Company" shall include all subsidiaries and affiliates of the Company and all joint ventures in which the Company or its subsidiaries have an interest. It is expressly and mutually agreed that the foregoing restriction on competition contains reasonable geographic, temporal and activity restrictions that are necessary to protect the Company's legitimate business interests, and have been fashioned by both parties to achieve that protection.

      TENTH: Mueller agrees that he will not without the written consent of the Board of Directors of the Company (i) use for his benefit or disclose any information obtained or developed by him while in the employ of the Company or information relating to any customers, suppliers, products, employees, financial affairs, or methods of operation, design, distribution, procurement or production, of the Company or any of its subsidiaries, affiliates or joint ventures, or any confidential matter, except information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by him not permitted hereunder, or (ii) take with him upon leaving the Company's employ, any document or paper relating to any of the foregoing or any other property of the Company or any of its subsidiaries, affiliates or joint ventures. Without limiting the foregoing, Mueller acknowledges that the confidential information covered by this Article Tenth includes all technical and other information related to (i) the gasification by thermal treatment of hydrocarbon and/or cellulose based material (solids and liquids),
(ii) the design, construction, operation and commercialization of plants utilizing such gasification technology and (iii) the commercialization and exploitation of such gasification technology.

      ELEVENTH: Mueller acknowledges that the Company's business is highly competitive and that a violation on his part of any of the covenants set forth in Articles Ninth and Tenth hereof would cause immeasurable and irreparable damage to the Company and its subsidiaries, affiliates and joint ventures. Mueller accordingly agrees, without limiting the remedies available, that any violation of any of such covenants may be enjoined by any court of competent jurisdiction.

      TWELFTH: Mueller shall be withdrawn as a participant in the "Proler International Corp. 1993 Incentive Compensation Plan," and shall be entitled to no award thereunder.

      THIRTEENTH: The Company acknowledges that Mueller is 100% vested in the Company's 401(k) Plan. Mueller's rights and obligations with respect to the 401(k) Plan shall be determined in accordance with the provisions of the plan. Mueller and his spouse shall be offered an opportunity to continue their group health plan coverage under the Company's Group Insurance Plan in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). To the extent that (i) Mueller and his spouse each elect to continue their coverage under the Company's Group Insurance Plan pursuant to COBRA ("COBRA coverage") and (ii) Mueller or his spouse is actually receiving COBRA coverage, then Company agrees that, for the first six (6) months of COBRA coverage only, Mueller and his spouse shall be charged (subject to reimbursement under the Company's Medical

Reimbursement Plan) a monthly premium for COBRA coverage that shall be the same as if Mueller had not terminated employment and had continued to cover himself and his spouse under the Company's Group Insurance Plan. Thereafter, Mueller and his spouse shall be required to pay the standard premium rate for COBRA coverage as determined by the Company in accordance with its usual procedures for COBRA compliance. Furthermore, Mueller understands and agrees that the availability of and limitations on any such continuing coverage shall be determined in accordance with the provisions of COBRA.

      FOURTEENTH: Mueller shall fully, completely and freely cooperate with the Company, and its attorneys and other agents, in preparing for and pursuing or defending any actual or threatened legal action, in whatever forum, in which the Company or one of its subsidiaries is or may become a party without seeking or receiving compensation, except for reimbursement of reasonable travel expenses incurred at the Company's request.

      FIFTEENTH: Mueller shall remove from the Company's offices all personal property belonging to him before January 5, 1994.

      SIXTEENTH: In consideration of the payments and agreements contained in this Agreement, and with the exception of rights created by or pursuant to this Agreement, the SCA, and the DCA, Mueller does hereby fully and forever release, acquit, forgive and forever discharge the Company, its directors, officers, employees, attorneys and subsidiaries from any and all claims, demands and causes of action whatsoever, of every name, nature of description, whether arising out of contract, tort or otherwise and whether based on common law, statute or administrative regulation, and whether known or unknown, which Mueller now has or might have, including without limitation those in any way relating to Mueller's service as a director or officer of, or his employment by, the Company or any of its subsidiaries or the termination of any such service or employment.

      SEVENTEENTH: In consideration of the mutual promises and agreements contained in this Agreement, and with the exception of rights created by or pursuant to this Agreement, the SCA and the DCA, the Company does hereby fully and forever release, acquit, forgive and discharge Mueller, his successors and assigns, from any and all claims, demands and causes of action whatsoever, of every name, nature of description, whether arising out of contract, tort or otherwise and whether based on common law, statute or administrative regulation, and, whether known or unknown, which the

Company now has or might have, including without limitation all claims in any way relating to Mueller's service as a director or officer of, or his employment by, the Company or any of its subsidiaries or the termination of any such service or employment.

      EIGHTEENTH: The Company shall have the right to withhold from any amount payable to Mueller hereunder or under the DCA or the SCA amounts sufficient to satisfy any withholding tax requirements.

      NINETEENTH:  Mueller acknowledges that he:

            (1) has received and has read this Severance Agreement, including all Exhibits;

            (2) is fully informed of the terms, conditions and effect of signing this Severance Agreement;

            (3) has had ample opportunity to ask questions of Company personnel and to obtain the advice of competent legal and other counsel and/or advisors concerning the terms, conditions and effects of signing this Severance Agreement, including all Exhibits;

            (4) has relied solely on his own judgment and on the advice of such counselors and advisors with whom he has considered it appropriate, desirable, or necessary to consult in making the decision to sign this Severance Agreement;

            (5) has made his decision voluntarily without any pressure from the Company or its employees either to accept or reject this Severance Agreement;

            (6) understands that he has seven days following his execution of this Severance Agreement to revoke such acceptance; and

            (7) understands that any such revocation of his prior acceptance of this Severance Agreement must be done in writing and be delivered to the Company at 4265 San Felipe, Suite 900, Houston, Texas 77027.

      TWENTIETH: If within seven days following Mueller's acceptance of this Agreement, Mueller revokes such acceptance in accordance with clauses (6) and (7) of Article Nineteenth, then all of the rights and obligations of the parties hereunder shall be deemed rescinded and the parties shall be restored to their respective rights and obligations as they existed immediately prior to execution of this Agreement.

      TWENTY-FIRST: This Severance Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas. The language of all parts of this Severance Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

      TWENTY-SECOND: Should any provision of this Severance Agreement be declared or be determined by any court to be unenforceable or invalid as drafted, it may and shall be reformed or modified by a court of competent jurisdiction to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the parties in drafting and agreeing to the unenforceable and invalid provision. Should a court of competent jurisdiction decline to so reform or modify such a provision or determine that no enforceable and valid provision can be created to achieve the intended result, the unenforceability and invalidity of the remaining parts, terms or provisions of this Severance Agreement shall not be affected thereby and said unenforceable or invalid part, term, or provision shall be deemed not to be a part of this Severance Agreement.

      TWENTY-THIRD: This Severance Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understanding between the parties hereto pertaining to the subject matter hereof.

      EXECUTED on the dates set forth below, but effective as of the 20th day of December 1993.

                              PROLER INTERNATIONAL CORP.

                              By:______________________________________
                              Date:____________________________________


                              _________________________________________
                              Robert L. Mueller
                              Date:____________________________________

                                                                     EXHIBIT A

                       SECOND AMENDMENT TO
                   PROLER INTERNATIONAL CORP.
                 DEFERRED COMPENSATION AGREEMENT
                      FOR ROBERT L. MUELLER


     THIS AMENDMENT, dated this 3rd day of January, 1994, to that certain Deferred Compensation Agreement entered into by and between Proler International Corp. (the "Corporation"), and Robert L.
Mueller ("Mueller"), dated the 1st day of December, 1987;

                      W I T N E S S E T H:
                      --------------------

     WHEREAS, the Corporation and Mueller entered into that certain Deferred Compensation Agreement dated December 1, 1987 providing for the payment of deferred compensation by the Corporation to Mueller, and amended said agreement effective December 31, 1989 (such agreement as amended herein called the "Agreement"); and

     WHEREAS, the Corporation and Mueller believe that it is in their mutual best interests to modify the Agreement as hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises of the parties herein contained, the parties hereto agree as follows:

     1. Section II of the Agreement is hereby amended so as hereafter to read in its entirety as follows:

     "II. Payment of Deferred Compensation
          --------------------------------

               A. Mueller shall receive as deferred compensation an aggregate amount of $1,125,000, payable in monthly installments of $9,375 each, with the first such installment due and payable on January 1, 1995 and subsequent installments due and payable of the first day of each succeeding month until 120 installments have been paid.

               B. If Mueller does not live to receive all of the installments of deferred compensation to which he is entitled under the terms of this Plan, the balance of the installments remaining unpaid at the date of his death shall be paid to the beneficiary or beneficiaries designated by Mueller or, if no such designation has been made, to the executor or administrator of Mueller's estate or to his heirs at law if no administration is had on Mueller's estate."

     2.   Section III and IV of the Agreement are hereby deleted.

     3.   Section V of the Agreement is hereby renumbered as
Section III and amended by adding thereto the following paragraph:

          "For purposes of the preceding paragraph, the term "Corporation" shall include subsidiaries of the Corporation and joint ventures to which the Corporation or its subsidiaries are parties. Payment of deferred compensation to Mueller under the Plan may also be terminated by the Corporation if Mueller breaches any of his obligations under Articles Ninth or Tenth of that certain Severance Agreement between the Corporation and Mueller dated as of December 20, 1993."

     4.   Section VI of the Agreement is hereby deleted.

     5.   Section VIII of the Agreement is hereby renumbered as
Section IV.

     6.   Section IX of the Agreement is hereby deleted.

     7.   Section X of the Agreement is hereby renumbered as
Section V.

     8. The Plan as hereinabove amended is hereby ratified and, as so amended, shall read in its entirety as set forth on Annex A hereto.

                                                       ANNEX A

                   PROLER INTERNATIONAL CORP.
                   DEFERRED COMPENSATION PLAN
                              FOR
                        ROBERT L. MUELLER


     Proler International Corp., a Delaware corporation (the
"Corporation'), hereby establishes this Deferred Compensation Plan (the "Plan"), for the purpose of providing additional compensation on a deferred basis to Robert L. Mueller ("Mueller").

I.   The Effective Date of the Plan shall be December 11, 1987.
     ----------------------------------------------------------

II.  Payment of Deferred Compensation
     --------------------------------

     A. Mueller shall receive as deferred compensation an aggregate amount of $1,125,000, payable in monthly installments of $9,375 each, with the first such installment due and payable on January 1, 1995 and subsequent installments due and payable of the first day of each succeeding month until 120 installments have been paid.

     B. If Mueller does not live to receive all of the installments of deferred compensation to which he is entitled under the terms of this Plan, the balance of the installments remaining unpaid at the date of his death shall be paid to the beneficiary or beneficiaries designated by Mueller or, if no such designation has been made, to the executor or administrator of Mueller's estate or to his heirs at law if no administration is had on Mueller's estate.

III. Forfeiture of Deferred Compensation.
     ------------------------------------

     For purposes of the preceding paragraph, the term "Corporation" shall include subsidiaries of the Corporation and joint ventures to which the Corporation or its subsidiaries are parties. Payment of deferred compensation to Mueller under the Plan may also be terminated by the Corporation if Mueller breaches any of his obligations under Articles Ninth or Tenth of that certain Severance Agreement between the Corporation and Mueller dated as of December 20, 1993.

IV.  Assignment.
     -----------

     Mueller, his designated beneficiaries, spouse and his heirs shall have no right to commute, sell, transfer, assign or otherwise convey any right to receive any payment under this Plan. Any such attempted assignment or transfer shall terminate such Mueller's participation in the Plan and the Corporation shall have no further liability to him hereunder.

V.   Governing Law.
     --------------

     This Plan shall be subject to and construed under the laws of the State of Texas.